UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 3, 2008
Date of Report (Date of earliest event reported)

Stratos Renewables Corporation
(Exact name of Registrant as specified in its charter)

Nevada	000-53187	20-1699126
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

9440 Santa Monica Blvd., Suite 401, Beverly Hills, CA 90210
(Address of principal executive offices)
(Zip Code)

(310) 402-5901
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTERING INTO A MATERIAL DEFINITIVE AGREEMENT

On May 5, 2008, Stratos Renewables Corporation, a Nevada Corporation (the “Company”), entered into an employment agreement with its President, Tom Snyder. On August 27, 2008 the Company entered into an agreement with its Vice-Chairman of the Board of Directors, Steven Norris. The Company’s Board of Directors approved these agreements at its October 5, 2008 Board of Directors Meeting. Copies of the agreements are being filed as Exhibits 10.1 and 10.2 to this report, and are incorporated by reference into this Item 1.01. The descriptions of the agreements below are summaries, do not purport to be complete and are qualified in their entirety by reference to the actual agreements.

Tom Snyder

The agreement with Mr. Snyder for his services as President of the Company is effective as of May 5, 2008. The term of the agreement is for two years, ending on May 5, 2010. The agreement provides for automatic renewals of one year periods, subject to termination with 90 days notice by Mr. Snyder or the Company. The Company has agreed to pay Mr. Snyder an annual base salary of $250,000. Mr. Snyder will also receive a bonus of $250,000 on each anniversary date of this agreement, for so long as Mr. Snyder is employed by the Company. Mr. Snyder will also be eligible for additional incentive bonus amounts based on performance to be determined by the Company’s Board of Directors and its compensation committee. Mr. Snyder will also be provided with other executive benefits, including reimbursement on business travel expenses, an apartment for his use while in Peru, and reasonable attorney and accounting fees in connection with his duties as President. Finally, Mr. Snyder will be entitled to participate in employee fringe benefits, health insurance, life insurance and other programs which the Company may adopt from time to time.

The agreement with Mr. Snyder may be terminated at any time upon the mutual agreement of the Company and Mr. Snyder, and will automatically terminate upon his death. The Company may terminate the agreement at any time for “Cause”, which shall include but not be limited to Mr. Snyder’s gross negligence, willful misconduct, failure to perform his duties, or commission of a felony. If Mr. Snyder’s employment is terminated due to the expiration of the term or any renewal term, then the Company has agreed to pay Mr. Snyder accrued compensation and benefits due to Mr. Snyder through the last day of his employment (“Accrued Benefits”). In the event that Mr. Snyder is terminated by the Company for Cause, then Company has agreed to pay Mr. Snyder his Accrued Benefits required to be paid at termination by law. Mr. Snyder may resign with 90 days notice to the Company in the event that he is demoted or receives a pay cut. If Mr. Snyder resigns, dies, is terminated by the Company for disability or is terminated for a reason other than for Cause, then Mr. Snyder, or depending on the circumstances, his estate, will be entitled to one lump sum payment of one full year of base salary, plus any accrued and unpaid bonuses, plus the base salary for the remainder of the term and any accrued and unpaid bonuses for the remainder of the term.

Mr. Snyder will be bound by confidentiality, non-competition and non-solicitation provisions during the term of the agreement and for a period of 12 months following termination of the agreement.

Steve Norris

The agreement with Mr. Norris for his services as Vice-Chairman of the Board of Directors of the Company is effective as of August 27, 2008. The term of the agreement is for two years, ending on August 27, 2010. The Company has agreed to pay Mr. Norris an annual salary of $180,000. Mr. Norris will also be eligible for bonus amounts as may be determined by the Company’s Board of Directors and its compensation committee. Mr. Norris will also be provided with other executive benefits, including reimbursement on reasonable and customary business expenses.

The agreement with Mr. Norris will terminate in the event that Mr. Norris resigns from the Board of Directors during the term of his agreement, dies, becomes permanently disabled or is removed as a director for “Cause.” Cause includes, but is not limited to, Mr. Norris’s gross negligence, willful misconduct, commission of a felony, and failure to perform his duties. In the event that the agreement is terminated for the reasons listed above, then the Company has agreed to pay to Mr. Norris all compensation and benefits to which he is entitled to up through the date of termination. Upon the termination of the agreement, Mr. Norris will be deemed to have resigned from all offices held with the Company by virtue of his position as Vice Chairman, except that he will continue to serve as a director so long as he remains elected as a director by the stockholders of the Company. Mr. Norris will be bound by confidentiality provisions during and after the term of the agreement.

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF OFFICERS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Resignation of Officer and Director

By letter dated as of October 3, 2008, Carlos Antonio Salas resigned as a director and Chief Executive Officer of Stratos Renewables Corporation (the “Company”). There were no disagreements between Mr. Salas and the Company.

Appointment of Officers

Effective as of October 8, 2008, the Company’s Board of Directors appointed Tom Snyder, the Company’s current President, to serve as Chief Executive Officer, and Mr. Salas to serve as Business Development Officer.

ITEM 7.01  REGULATION FD DISCLOSURE

On October 8, 2008 the Company issued a press release, which is attached hereto as Exhibit 99.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit 10.1	Executive Employment Agreement, Tom Snyder, dated May 5, 2008

Exhibit 10.2	Agreement for Vice Chairman of Board of Directors, Steve Norris, dated August 27, 2008

Exhibit 99	Press Release dated October 8, 2008, issued by Stratos Renewables Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STRATOS RENEWABLES CORPORATION

Dated: October 8, 2008	By: /s/ Tom Snyder
Tom Snyder
President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, Tom Snyder, dated May 5, 2008

10.2	Agreement for Vice Chairman of Board of Directors, Steve Norris, dated August 27, 2008

99	Press Release dated October 8, 2008, issued by Stratos Renewables Corporation